Exhibit 99.1

Company contact:
Kristina McMenamin

W. P. Carey Inc.

212-492-8995

kmcmenamin@wpcarey.com

Media contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

W. P. Carey Inc. Announces Election of Jean Hoysradt to Board of Directors

Francis J. Carey Named Director Emeritus

New York, NY- March 26, 2014 - W. P. Carey Inc. (NYSE:WPC), a global net-lease real estate investment trust, announced today that Jean Hoysradt has been elected a director of the Company.

Since 2011, Ms. Hoysradt has served as a member of the Investment Committee of Carey Asset Management Corp., W. P. Carey’s subsidiary responsible for advising the Company and its Corporate Property Associates (CPA®) series of publicly held, non-traded real estate investment trusts on their investments.  Ms. Hoysradt is Chief Investment Officer of Mousse Partners Limited, an investment office based in New York.  Prior to Mousse, she served as Senior Vice President and Head of Securities Investment and Treasury at New York Life Insurance Company, and previously held positions in investment banking and investment management at Manufacturers Hanover, First Boston and Equitable Life.  A graduate of Duke University, Ms. Hoysradt also holds an MBA from the Columbia University School of Business. She is a member of Duke University Management Company’s Board of Directors and Audit Committee.

Commenting on the election of Ms. Hoysradt, W. P. Carey’s President and CEO, Trevor Bond noted, “Having served as a member of our Investment Committee for more than three years, Jean has played a critical role in making investment decisions and strengthening the investment process during a time of growth and diversification.  Her broad real estate, private equity and investment expertise, along with her domestic and international experience, have been great assets to the Investment Committee and we know she will continue to bring this valuable perspective to our Board.  We are delighted to welcome Jean in her expanded role as a director of W. P. Carey Inc.”

The Company also announced that former Director Francis J. Carey, who retired from the Board in January, has been named as an Emeritus Director.  Mr. Carey served W. P. Carey in the roles of Board member and senior officer since its founding in 1973.

Regarding Mr. Carey’s retirement and appointment as Director Emeritus, Mr. Bond added, “Frank is emblematic of our commitment to our stockholders and employees and the unparalleled professionalism established by his brother and our founder, Bill Carey.  We look forward to his continued guidance and his sharing of the institutional heritage that is at the core of W. P. Carey today.”

W. P. Carey Inc.
W. P. Carey Inc. is a leading global net-lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide.  It also acts as the manager to a series of non-traded REITs.  The Company’s owned and managed diversified global investment portfolio had a combined enterprise value of approximately $15 billion at December 31, 2013.  Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types.  Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com